EXHIBIT 99.1

ENGlobal Reports Third Quarter Results

HOUSTON, Nov. 19, 2012 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today its financial results for its third quarter ended September 29, 2012. ENGlobal reported a net loss of $22.3 million, or $0.83 per diluted share, for the quarter ended September 29, 2012, compared to a net loss of $1.3 million, or $0.05 per diluted share for the same period last year. Included in the third quarter 2012 results were one-time, non-cash charges of approximately $17.5 million, primarily relating to goodwill impairments and a write-down of the assets of the Field Solutions segment that was classified as held-for-sale at quarter end, in addition to charges on completed fixed price projects.

Commenting on the results, William A. Coskey, P.E., ENGlobal's Founder, Chairman and Chief Executive Officer, said, "To a large extent, the third quarter is comprised of heritage financial items that have impacted our Company and mask some recent improving financial trends in our business.  For example, we continue to see gradual improvements across several of our working capital-related metrics. I am very pleased with current business activity in our operations, and also the progress we have made on several fronts since August 1st of this year."

Mr. Coskey continued, "While we are disappointed in the quarterly results, we believe that the measures that are being implemented should begin to have a positive impact. During the quarter, we continued to make progress on our strategic priorities, including collaborating with our management consultant to improve financial performance, reorganizing our management team, pursuing opportunities to improve margins and reduce expenses, and completing the divestiture of our Land and Right-of-Way division of the Field Solutions segment. One thing I can say with certainty is that our management team is engaged and energized, and working hard to produce better results going forward."

Third quarter revenues decreased to $57.5 million, 5% lower than the $60.5 million for the third quarter of fiscal year 2011, primarily due to a decrease in revenue from the Gulf Coast region of the Engineering and Construction segment.

In response to the reduced activity levels expected for the remainder of 2012, the Company began reducing overhead and selling, general and administrative ("SG&A") staff levels beginning in June and has continued this effort throughout the third quarter. Overall, SG&A expenses decreased $0.5 million from $6.7 million in the three months ended September 30, 2011, to $6.2 million in the third quarter of 2012. As a percentage of revenue, SG&A expense decreased to 10.7% for the three months ended September 29, 2012, from 11.0% for the comparable prior year period.

ENGlobal continues to negotiate with its lender and work with its management consultant to restore the Company's compliance with its credit facility.

The Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 2012 will be filed with the Securities and Exchange Commission today reflecting these results. The Company will not be hosting an earnings conference call for the quarter ended September 29, 2012.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering & Construction. ENGlobal's Automation segment provides services related to the design, fabrication & implementation of process distributed control and analyzer systems, advanced automation, and related information technology. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management.  ENGlobal has approximately 1,500 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to realize the benefits of the sale of the Land and Right of Way division, including our ability to collect unbilled trade receivables; (2) whether the exploration and consideration of strategic alternatives will result in any transaction and such transaction's effects on the Company and its stockholders; (3) our ability to comply with the terms of the forbearance agreement with respect to the Company's Revolving Credit and Security Agreement, including our ability to develop a plan to restore compliance with the terms of such credit facility; (4) our ability to obtain the cure or waiver of defaults under the Company's Revolving Credit and Security Agreement and our existing letter of credit facility with Export-Import Bank of the United States; (5) our ability to achieve profitability and positive cash flow from operations; (6) our ability to collect accounts receivable and process accounts payable in a timely manner; (7) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (8) our ability to achieve our business strategy while effectively managing costs and expenses; (9) our ability to accurately estimate costs and fees on fixed-price contracts; (10) the effect of changes in the price of oil; (11) delays related to the award of domestic and international contracts; (12) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (13) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (14) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (15) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (16) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual business plan; (17) achievement of our acquisition and related integration plans; and (18) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Financial Highlights
(in thousands, except earnings per share)

	Quarter Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2012	2011	2012	2011

Operating Revenue	$ 57,482	$ 60,482	$ 175,805	$ 162,961

Operating costs	54,212	53,706	162,455	145,767
Gross Profit	3,270	6,776	13,350	17,194

Selling, general and administrative	6,162	6,682	19,301	18,716
Goodwill impairment	14,568	----	14,568	----
Operating Income (loss)	(17,460)	94	(20,519)	(1,522)

Other Income (Expense):
Other income (expense), net	(98)	(8)	(100)	(68)
Interest income (expense), net	(643)	(303)	(1,320)	(711)

Income (loss) from continuing operations before income taxes	(18,201)	(217)	(21,939)	(2,301)

Provision (benefit) for federal and state income taxes	412	138	5,606	(460)

Income (loss) from continuing operations	(18,613)	(355)	(27,545)	(1,841)

Income (loss) from discontinued operations, net of taxes	(3,717)	(918)	(4,779)	(1,263)

Net Income (Loss)	(22,330)	(1,273)	(32,324)	(3,104)

Earnings (Loss) Per Common Share – basic and diluted:
Loss from continuing operations	$ (0.69)	$ (0.01)	$ (1.02)	$ (0.07)
Income (loss) from discontinued operations	$ (0.14)	$ (0.04)	$ (0.18)	$ (0.05)
Net Loss	$ (0.83)	$ (0.05)	$ (1.20)	$ (0.12)

Weighted Average Shares Used in Computing Earnings (Loss) Per Share – basic and diluted:	26,964	26,620	26,882	26,585

Selected Balance Sheet Information (in thousands):			As of
			September 29, 2012	December 31, 2011

Cash			$ 634	$ 26
Working capital			16,428	32,053
Property and equipment, net			3,241	3,260
Total assets			86,493	104,179
Stockholders' equity			26,352	58,500

CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com